UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 25, 2013
FLIR Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Oregon	0-21918	93-0708501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(Address of registrant’s principal executive offices, including zip code)
(503) 498-3547
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Change in President and Chief Executive Officer
On April 25, 2013, Earl R. Lewis, the Chairman of the Board of Directors, President and Chief Executive Officer of FLIR Systems, Inc. (the “Company”), notified the Board of Directors of the Company of his intent to retire from his positions as President and Chief Executive Officer of the Company, effective as of May 19, 2013. Mr. Lewis has served as the President and Chief Executive Officer of the Company since 2000. Mr. Lewis will continue to serve the Company as a Senior Advisor and the Non-Executive Chairman of its Board of Directors.
On April 25, 2013, the Board of Directors of the Company promoted Andrew C. Teich to the positions of President and Chief Executive Officer of the Company, effective as of May 19, 2013. Mr. Teich, age 52, joined the Company in 1999 as the Senior Vice President, Marketing. From 2000 to 2006, he served as the Senior Vice President of Sales and Marketing and then as Co-President of the Imaging Division of the Company, and, from 2006 to 2010, he served as the President of the Commercial Vision Systems Division of the Company. Since 2010, he has been the President of the Commercial Systems Division of the Company. Prior to joining the Company, Mr. Teich served in various capacities within the sales organization at Inframetrics, Inc., which was acquired by the Company in 1999, for a total of 15 years. Mr. Teich holds a B.S. degree in Marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program.
Information regarding any material changes to Mr. Teich's compensation in connection with this promotion will be disclosed in an amendment to this Current Report on Form 8-K .
Transition Agreement with Mr. Lewis
On April 26, 2013, the Company entered into a letter agreement with Mr. Lewis (the “Lewis Letter Agreement”) which reflects that Mr. Lewis will continue to serve the Company as a Senior Advisor and the Non-Executive Chairman of its Board of Directors following his retirement as President and Chief Executive Officer. The Lewis Letter Agreement is to take effect as of May 19, 2013 and is for a term of two years. Pursuant to the Lewis Letter Agreement, Mr. Lewis will, in addition to his services as Non-Executive Chairman of the Board of Directors and as a director, provide transition and other related advisory and consulting services to the Company, the Board of Directors and his successor as President and Chief Executive Officer involving Company strategy, mergers and acquisitions, organizational considerations and other matters. The Lewis Letter Agreement provides that Mr. Lewis will receive the retainers and committee and meeting fees in effect for his service as a director, along with an annual retainer of $100,000 for his service as Non-Executive Chairman of the Board of Directors. As compensation for Mr. Lewis’ services as a Senior Advisor, the Company will also pay him $900,000 per annum during the first 12 months and $450,000 per annum during the remainder of the term of the Lewis Letter Agreement. In addition, the Company will reimburse Mr. Lewis for a portion of any health plan premiums that he pays pursuant to COBRA. Mr. Lewis may terminate the term of the Lewis Letter Agreement following 30 days’ prior written notice of such termination to the Company, and the Company may terminate the term of the Lewis Letter Agreement only for Cause (as such term is defined in the Executive Employment Agreement, dated as of January 1, 2013, by and between the Company and Mr. Lewis), provided that the Company may select another individual to serve as Chairman during the term of the Agreement and such an election would not constitute a termination of the term. The foregoing description of the Lewis Letter Agreement does not purport to be complete and is qualified in its entirety by its full text, which is filed as an exhibit hereto.

Item 9.01.    Financial Statements and Exhibits.

The following exhibits are furnished herewith:

10.1	Letter Agreement, dated as of April 26, 2013, by and between FLIR Systems, Inc. and Earl R. Lewis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 1, 2013
FLIR SYSTEMS, INC.

By /s/ Anthony L. Trunzo
Anthony L. Trunzo
Sr. Vice President, Finance and Chief Financial Officer